Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

T Series Middle Market Loan Fund LLC

1.
The name of the limited liability company is T Series Middle Market Loan Fund LLC.

2.
The Certificate of Formation of the limited liability company is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

1.
Name. The name of the limited liability company formed hereby is T Series BDC LLC.

3.
This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of T Series Middle Market Loan Fund LLC as of the 6th day of May, 2026.

T Series Middle Market Loan Fund LLC

By: /s/ Orit Mizrachi____________

Name: Orit Mizrachi

Title: Co-President